Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO® continues expansion of factory metrology offerings with acquisition of Laser Projection Technologies, Inc.

Lake Mary, FL, August 29, 2016 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, product design, construction BIM/CIM, public safety forensics and 3D solutions and services applications, announces the acquisition of Laser Projection Technologies, Inc., a leader in high-speed, long-range 3D laser projection and measurement systems designed for use in manufacturing applications requiring precise component alignment.

Located in Londonderry, New Hampshire, LPT’s line of laser projection and measurement systems are used throughout manufacturing environments around the globe to maximize productivity and efficiency.

“The acquisition of LPT enhances FARO’s robust portfolio of 3D measurement solutions,” stated Dr. Simon Raab, FARO’s President and CEO. “In addition to LPT’s leading laser projection solutions, we believe LPT’s proprietary imaging laser photogrammetry and imaging laser radar technologies have tremendous potential to disrupt the market by establishing a new class of high-speed laser measurement with advanced 3D imaging capabilities and we will focus our integration efforts on rapidly leveraging this potential. This technology is thousands of times faster than currently available Lidar products and has proprietary imaging features, which provide extraordinary qualitative and quantitative inspection capabilities in every area of manufacturing. In addition, this promising technology incorporates a well-developed laser projection capability to guide assembly, making it a fully robotic, high-speed collaborative tool for manual or automated assembly and verification. In this case, “seeing” is truly measuring.”

To learn more about this technology, along with all of FARO’s 3D measurement hardware and software solutions, please visit FARO at IMTS 2016 September 12 – 17 at McCormick Place in Chicago, Illinois in the East Building – Quality Assurance Hall in booth E-5825.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

FARO’s global headquarters are located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of its FARO Laser TrackerTM and FARO Factory Array Imager product lines. The Company’s European regional headquarters is located in Stuttgart, Germany and its Asia Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com